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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85219
Pricing Supplement No. 2                                      Dated: May 9, 2000

                     (To Prospectus dated March 9, 2000 and
                   Prospectus Supplement dated March 9, 2000)

                            Lucent Technologies Inc.
                          Medium-Term Notes, Series A
                  Due More than Nine Months From Date of Issue

                                Fixed Rate Note

Principal Amount:                       $20,000,000

Agent:                                  Merrill Lynch, Pierce, Fenner & Smith
                                        Incorporated acting as Principal

Original Issue Date:                    May 19, 2000

Maturity Date:                          May 19, 2010

Issue Price:                            The agent has purchased the Notes as
                                        principal at 100% of the principal
                                        amount for resale to dealers and
                                        investors at varying prices. See "Plan
                                        of Distribution" below.

Specified Currency:                     U.S. Dollars

Minimum Denominations:                  $1,000 and multiples thereof

Note Form:                              Book-Entry

Interest Rate:                          7.70% per annum

Interest Payment Dates:                 The 19th calendar day of each month
                                        commencing June 19, 2000 until
                                        maturity. If the Interest Payment
                                        Date is not a Business Day, interest
                                        will be paid on the next Business Day.

Accrual of Interest:                    Interest accrues up to, but not
                                        including, the next relevant
                                        Interest Payment Date from, and
                                        including, the next preceding
                                        Interest Payment Date to which interest
                                        has
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                              been paid (or from and including the Original
                              Issue Date if no interest has been paid on the Notes) unless the Notes have been called for redemption as provided for below.

Calculation Dates:            N/A

Calculation Agent:            N/A

Redemption:                   The Notes may be redeemed only in whole  prior to
                              maturity at the option of the Company.

Optional Redemption Dates:    On each May 19 and November 19, commencing on May
                              19, 2001. In the event the Company elects to redeem the Notes, notice will be given to registered holders not less than 30 days nor more than 60 days prior to the Redemption Date.

Optional Redemption Price:    100% of principal amount.

Annual Redemption Price
Reduction:                    N/A

Repayment:                    The Notes cannot be repaid prior to maturity at
                              the option of the holder.

Renewal:                      The Notes cannot be renewed by the holder.

Extension:                    The Notes cannot be extended prior to maturity.

Dual Currency Notes:          The Company cannot make payments in an optional
                              currency.

Original Issue Discount:      This Note is not a Discount Note or an Original
                              Issue Discount Note.


Plan of Distribution

See "Issue Price" above. The Agent (acting as principal) has advised the Company that it proposes to offer the Notes from time to time to investors at variable prices determined at the time of sale, and to dealers at variable prices determined at the time of sale, which may represent selling concessions to such dealers, for resale by the dealers to investors at varying prices determined by such dealers at the time of resale.


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